Exhibit 99.1
Item 1. Description of Business
Business Overview
     Flow International Corporation and its subsidiaries (hereinafter collectively referred to as “the Company”, “we”, or “our” unless the context requires otherwise) is a technology-based global company providing customer-driven waterjet cutting and cleaning solutions. Our ultrahigh-pressure water pumps generate pressures from 40,000 to over 87,000 pounds per square inch (psi) and power waterjet systems that are used to cut and clean materials. Waterjet cutting is a fast-growing alternative to traditional cutting methods and has uses in many applications from food and paper products to steel and carbon fiber composites.
     This portion of our Form 10-K provides detailed information about who we are, what we do and where we are headed. Unless otherwise specified, current information reported in this Form 10-K is as of, or for the year ended April 30, 2008.
Our History
     Flow International Corporation was incorporated in Delaware in 1983 as Flow Systems, Inc. and was reincorporated in Washington in October 1998. Our innovations and accomplishments through the years include:
•	Invented abrasive waterjet system in 1979

•	First to introduce ultrahigh-pressure direct drive pumps up to 55,000 psi in 2000

•	First to introduce WindowsR-based intelligent waterjet control software — FlowMastertm — to the industry

•	First to introduce a 60,000 psi intensifier pump in 1998

•	First to develop advanced motion control waterjet — Dynamic WaterjetR — to increase cut accuracy and speed

•	3-Dimensional 5-Axis Waterjet machining capability

•	Introduced 87,000 psi Intensifier Pump in 2006 — which is still unmatched by competition
Business Segments
     Effective May 1, 2008, we modified our internal reporting process and the manner in which the business is managed and in turn, reassessed our segment reporting. As a result of this process, we are now reporting our operating results to the chief operating decision maker based on market segments which has resulted in a change to the operating and reportable segments. Previously, we managed our business based on geography. Our change in operating and reportable segments from a geographic basis to market segments is consistent with management’s long-term growth strategy. Our new reportable segments are Standard and Advanced. The Standard segment includes sales and expenses related to our cutting and cleaning systems using ultrahigh-pressure water pumps as well as parts and services to sustain these installed systems. Systems included in this segment do not require significant custom configuration. The Advanced segment includes sales and expenses related to our complex aerospace and automation systems which require specific custom configuration and advanced features to match unique customer applications as well as parts and services to sustain these installed systems.
     Financial information about our segments is included in Note 16: Business Segments and Geographic Information of the Notes to the Consolidated Financial Statements included in Item 8, Financial Statements and Supplementary Data.

  Sales Outside the United States
     In fiscal year 2008, 55% — or $133.3 million — of our total consolidated sales were to customers outside the United States, this included:
•	$19.6 million of exports from the United States;

•	$56.4 million of sales from Europe; and

•	$57.3 million of sales from our other foreign locations
Products and Services
     Our mission is to provide the highest value customer-driven waterjet cutting and cleaning solutions. We strive to improve our customers’ profitability through the development of innovative products and services that expand our customers’ markets and increase their productivity. The primary components of our product line include versatile waterjet cutting and industrial cleaning systems. We provide total system solutions for various industries including aerospace, automotive, stone and tile, job shop, and industrial cleaning.
     Our ultrahigh-pressure technology has two broad applications: cutting and cleaning.
     Waterjet Cutting. The primary application of our ultrahigh-pressure water pumps is cutting. In cutting applications, an ultrahigh-pressure pump pressurizes water from 40,000 to 87,000 psi, and forces it through a small orifice, generating a high-velocity stream of water traveling at three or more times the speed of sound. In order to cut metallic and other hard materials, an abrasive substance, usually garnet is added to the waterjet stream creating an abrasive jet. Our cutting systems typically include a robotic manipulator that moves the cutting head. Our systems may also combine waterjet with other applications such as conventional machining, pick and place handling, inspection, assembly, and other automated processes. Our waterjet cutting systems cut virtually any shape in a single step with edge quality that usually requires no secondary finishing and are the most productive solutions for cutting a wide range of materials from 1/16 inch to over 24 inches thick. We offer two different pump technologies: ultrahigh-pressure intensifier and direct drive pumps, ensuring our customers get the pump that is right for them and their unique application. Our intensifier pumps pressurize water up to 87,000 psi, and our direct drive pumps pressurize water up to 55,000 psi.
     Waterjet cutting is recognized as a more flexible, cost effective and accurate alternative to traditional cutting methods such as lasers, saws or plasma. It has greater versatility in the types of products it can cut, and, because it cuts without heat or imparted energy, often reduces or eliminates the need for secondary processing operations and special fixturing. Therefore, waterjet cutting has applications in many industries, including aerospace, defense, automotive, semiconductors, disposable products, food, glass, job shop, sign, metal cutting, marble, tile and other stone cutting, and paper slitting and trimming.
     Industrial Cleaning Products. Our ultrahigh-pressure industrial cleaning systems are used in waterjet cleaning for fast surface preparation. These systems use direct drive pumps to create pressures in the range of 40,000 to 55,000 psi. Because only pure water is used to remove coatings, waterjetting costs less than grit blasting by eliminating the need for collection, containment, and disposal of abrasive. Removing coatings with water instead of grit allows for other work to be done during the waterjet operation. Steel, mechanical and electrical work, or painting, can be performed concurrently with waterjet industrial cleaning, which means projects are completed in less time and there are fewer environmental concerns than with traditional methods such as sandblasting.
     Parts and Services. We also offer consumable parts and services. Consumables represent parts used by the pump and cutting head during operation, such as seals and orifices. Many of the consumable or spare parts are proprietary in nature and are patent protected. We also sell various tools and accessories which incorporate ultrahigh-pressure technology, as well as aftermarket consumable parts and service for our products.
     Marketing and Customers

     Our marketing emphasizes a consultative application-oriented sales approach and is centered on increased awareness of the capabilities of our technology as we believe that waterjet technology is in the early adoption phase of its product life cycle. These efforts include increased presence at tradeshows, advertising in print media and other product placements and demonstration/educational events as well as an increase in domestic and international sales representation, including distributors. To enhance the effectiveness of sales efforts, our marketing staff and sales force gather detailed information on the applications and requirements in targeted market segments. We also utilize telemarketing and the Internet to generate sales leads in addition to lead generation through tradeshows and print media. This information is used to develop standardized and customized solutions using ultrahigh-pressure and robotics technologies.
     We offer our spare parts and consumables through the Internet at our Flowparts.com website in the U.S. and Floweuropeparts.com in Europe where we strive to ensure that we are able to ship a large number of parts within 24 hours to our customers. We are currently evaluating this option for our other international markets.
     We have established strong relationships with a diverse set of customers. No single customer or group of customers under common control accounted for 10% or more of our total consolidated sales in fiscal year 2008.
     Our sales are affected by worldwide economic changes. However, we believe that our ability to gain market share in the machine cutting tool market due to the productivity enhancing nature of our ultrahigh-pressure technology and the diversity of our markets, along with the relatively early adoption phase of our technology, enable us to absorb cyclical downturns with less impact than conventional machine tool manufacturers.
  Competition in Our Markets
     Our major markets — both domestic and foreign — are highly competitive, with our products competing against other waterjet competitors as well as technologies such as lasers, saws, plasma, shears, routers, drills, and abrasive blasting techniques. Most of our waterjet competitors provide only portions of a waterjet system such as pumps or control systems. Other competitors integrate components from a variety of suppliers to provide a complete solution. Under the Flow brand, we compete in the high-end and mid-tier segments of the waterjet cutting market through product quality and superior service reliability, value, service and technology. Through our secondary brand, Waterjet Protm, we compete in the lower priced segments of the market. Approximately 80 firms, other than Flow, have developed tools for cleaning and cutting based on waterjet technology. We believe we are the leader in the global waterjet cutting systems market.
     Waterjet technology provides manufacturers with an alternative to traditional cutting or cleaning methods, which utilize lasers, saws, knives, shears, plasma, routers, drills and abrasive blasting techniques. Many of the companies that provide these competing methods are larger and more established than Flow.
     Waterjet cutting systems offer manufacturers many advantages over traditional cutting machines including an ability to cut or machine virtually any material, in any direction, with improved manufacturing times, and with minimal impact on the material being cut. These factors, in addition to the elimination of secondary processing in many circumstances, enhance the manufacturing productivity of our systems.
     We estimate that the waterjet cutting solutions market opportunity exceeds $1 billion in annual potential or twice the current level. The total market potential continues to grow as new applications are developed. The rapidly increasing global market for waterjet solutions while providing high growth opportunities is also attracting new market entrants which will increase competition.
     In addition to pumps and systems, we sell spare parts and consumables. We believe our on-time delivery and technical service combine for the best all-around value for our customers but, we face competition from numerous other companies who sell non-proprietary replacement parts for our machines. While they generally offer a lower price, we believe the quality of our parts, coupled with our service, makes us the value leader in spares and consumables.
  Raw Materials

     We depend on the availability of raw materials, parts and subassemblies from our suppliers and subcontractors. Principal materials used to make waterjet products are metals, and plastics, typically in sheets, bar stock, castings, forgings and tubing. We also purchase many electrical and electronic components, fabricated metal parts, high-pressure fluid hoses, ball screws, seals and other items integral to our products. Suppliers are competitively selected based on cost, quality, and delivery. Our suppliers’ ability to provide timely and quality raw materials, components, kits and subassemblies affects our production schedules and contract profitability. We maintain an extensive qualification and performance surveillance system to control risk associated with this reliance on the supply chain. Most significant raw materials we use are available through multiple sources.
     Our strategic sourcing initiatives seek to find ways of mitigating the inflationary pressures of the marketplace. In recent years, these inflationary pressures have affected the market for raw materials. The weakening dollar is also causing our supply chain to feel abnormal cost pressures. These factors may force us to renegotiate with our suppliers and customers to avoid a significant impact to our margins and results of operations. These macro-economic pressures may increase our operating costs with consequential risk to our cash flow and profitability. We currently do not employ forward contracts or other financial instruments to hedge commodity price risk, although we continuously explore supply chain risk mitigation strategies.

  Intellectual Property
     We have a number of patents related to our processes and products both domestically and internationally. While in the aggregate our patents are of material importance to our business, we believe that no single patent or group of patents is of material importance to our business as a whole. We also rely on non-patented proprietary trade secrets and knowledge, confidentiality agreements, creative product development and continuing technological advancement to maintain a technological lead on our competitors.
  Product Development
     Our research and development is focused on continued improvement of our existing products and the development of new products. During the year ended April 30, 2008, we expensed $8.3 million related to product research and development as compared to $8.7 million for 2007 and $6.7 million for 2006. Our future success depends on our ability to continue to maintain a robust research and development program that allows us to develop competitive new products and applications that satisfy customer requirements, as well as enhance our current product lines. Research and development costs were between 3% and 4% of total revenue during each of the years ended April 30, 2008, 2007, and 2006.
  Backlog
     Our backlog increased 14% from $31.0 million at April 30, 2007 to $35.3 million at April 30, 2008. The backlog at April 20, 2008 and 2007 represented 14% of our trailing twelve months sales in each of the respective periods.
     Backlog includes firm orders for which written authorizations have been accepted and revenue has not yet been recognized. Generally our products, exclusive of the aerospace product line, can be shipped within a four to 16 week period. Aerospace systems typically have lead times of six to 18 months. The unit sales price for most of our products and services is relatively high (typically ranging from tens of thousands to millions of dollars) and individual orders can involve the delivery of several hundred thousand dollars of products or services at one time. The changes in our backlog are not necessarily indicative of comparable variations in sales or earnings. Due to possible customer changes in delivery schedules and cancellation of orders, our backlog at any particular date is not indicative of actual sales for any succeeding period. Delays in delivery schedules and/or a reduction of backlog during any particular period could have a material adverse effect on our business and results of operations.
  Working Capital Practices
     There are no special or unusual practices relating to our working capital items. We generally require advance payments as deposits on customized equipment and standard systems and require progress payments during the manufacturing of these products or prior to product shipment.
  Employees
     We had approximately 759 full time employees as of April 30, 2008 compared to 756 in the prior year. This number includes 59% located in the United States and 41% located in other foreign locations. Our success depends in part on our ability to attract and retain employees. None of our employees are covered by collective bargaining agreements. We continue to have satisfactory employee relations.
  Available Information
     The Company’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports are available free of charge on the Company’s website at www.flowcorp.com as soon as is reasonably practicable after such material is electronically filed with, or furnished to, the Securities and Exchange Commission.
     The materials we file with the SEC may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and can also be obtained by calling the SEC at 1-800-SEC-0330.

Information available on our website is not incorporated by reference in and is not deemed a part of this Form 10-K.
Item 2. Properties
     We occupied approximately 394 thousand square feet of floor space on April 30, 2008 for manufacturing, warehousing, engineering, administration and other productive uses, of which approximately 49% was located in the United States.
     The following table provides a summary of the floor space by segment:

	Owned	Leased
	(In square feet)
Standard	72,521	216,149
Advanced	51,600	53,320

Total	124,121	269,469

     We have operations at the following locations:
•	Standard — Kent, Washington, which is our headquarters and the primary ultrahigh-pressure pump manufacturing facility; Yokohama and Nagoya, Japan; Shanghai, QuangChou and Beijing, China; Incheon, Korea; Hsinchu, Taiwan, a manufacturing facility; Bretten, Germany; Birmingham, England; Milan, Italy; Madrid, Spain; Lyon, France; Czech Republic; Sao Paulo, Brazil; and Buenos Aires; Argentina

•	Advanced — Jeffersonville, Indiana, a manufacturing facility and Burlington, Canada, a manufacturing facility which management made a strategic decision to close in fiscal year 2009.
     We believe that our principal properties are adequate for our present needs and, supplemented by planned improvements and construction, expect them to remain adequate for the foreseeable future.